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                                EXHIBIT NO. 11
                                --------------

                    BUREAU OF ELECTRONIC PUBLISHING, INC.
                    -------------------------------------

                  CALCULATIONS OF NET LOSS PER COMMON SHARE
                  -----------------------------------------

                                       Year Ended                Year Ended
                                   December 31, 1996         December 31, 1995
                                   -----------------         -----------------
Net Loss                              $(5,326,874)              $(2,067,983)
                                      ------------              ------------

Weighted average number of common
shares outstanding                      3,774,305                 1,770,273

Stock options and warrants issued
 prior to initial public offering at
 prices less than initial public
 offering price                                 0                    78,802

Other stock options and warrants (a)            0                         0

Total weighted average common shares
 and equivalent common shares           3,774,305                 1,849,075
                                       -----------               -----------
Loss per share                         $    (1.41)               $    (1.12)
                                       -----------               -----------


(a) Stock options and warrants issued during 1996 and 1995 were not dilutive and accordingly not considered in the calculation above.